NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal R. Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

July 27, 2016

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS AND QUARTERLY DIVIDEND

Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended June 30, 2016:

Second Quarter 2016 Highlights

•	Generated Net Income of $31.8 million or $0.44 per diluted share compared to a net loss of $(2.5) million or $(0.04) per diluted share in the second quarter of 2015

•	Generated NAREIT Funds from Operations (FFO) of $32.9 million, or $0.46 per diluted share, compared to $22.6 million, or $0.33 per diluted share in the second quarter of 2015

•
Generated Core FFO of $0.46 per fully diluted share for the second quarter, a 9.5% or $0.04 increase over second quarter of 2015. Approximately $0.01 of the increase was due to the recognition of a deferred tax benefit

•	Achieved same-store Net Operating Income (NOI) growth of 3.9%, with same-store rental growth of 1.9% over second quarter 2015

•	Achieved same-store NOI growth of 5.7% for the office portfolio and 5.9% for the multifamily portfolio over second quarter 2015

•
Improved overall portfolio physical occupancy to 91.1%,110 basis points higher than second quarter 2015 and 50 basis points higher than first quarter 2016. The overall portfolio was 94.1% leased at June 30, 2016

•	Tightened 2016 Core FFO guidance by 4 cents to a range of $1.74 to $1.77 per fully diluted share, raising the mid-point by 2 cents per fully diluted share

•	Completed the first of two sale transactions of the suburban Maryland office portfolio, comprising approximately 692,000 square feet for aggregate sales proceeds of $111.5 million

•	Completed the acquisition of Riverside Apartments, a 1,222 unit apartment community with potential on-site density to develop approximately 550 additional units, for $244.8 million

•	Raised approximately $150.0 million gross proceeds before expenses and underwriting costs through issuance of 5.3 million shares in a public offering

"We delivered a strong quarter and raised the mid-point of our full-year Core FFO range, while also achieving our strategic objectives to elevate the quality of our portfolio and strengthen our balance sheet," said Paul T. McDermott, President and Chief Executive Officer. "The successful execution of our asset recycling plans as well as our equity capital raise this quarter have lowered our operational risk, improved the quality and stability of our NOI, and strengthened our balance sheet, all of which will enhance the risk-adjusted returns we generate for our shareholders."

Financial Summary

Net income attributable to the controlling interests for the quarter ended June 30, 2016 was $31.8 million, or $0.44 per diluted share, compared to $(2.5) million, or $(0.04) per diluted share, for the corresponding prior year period, primarily due to the recognition of a $24.1 million gain on the first suburban Maryland office portfolio sale transaction.

NAREIT FFO for the quarter ended June 30, 2016 was $32.9 million, or $0.46 per diluted share, compared to $22.6 million, or $0.33 per diluted share, for the corresponding prior year period.

Washington Real Estate Investment Trust

Core FFO(1) was $33.4 million, or $0.46 per diluted share, for the quarter ended June 30, 2016, compared to $28.5 million, or $0.42 per diluted share, for the corresponding prior year period. Further detail will be provided by management on the earnings call.

Operating Results

The Company's overall portfolio NOI(2) was $51.2 million for the quarter ended June 30, 2016, compared to $47.0 million in the corresponding prior year period. Overall portfolio physical occupancy for the second quarter was at 91.1%, compared to 90.0% at the end of the second quarter last year and 90.6% at the end of the first quarter 2016. Overall percentage leased was 94.1% as of June 30, 2016.

Same-store(3) portfolio physical occupancy for the second quarter of 2016 was 92.7%, compared to 93.3% at June 30, 2015 and 92.2% at the end of the first quarter of 2016. Same-store portfolio NOI for the second quarter increased by 3.9%, compared to the corresponding prior year period.

▪
Office: 53% of Total NOI - Office properties' same-store NOI increased by 5.7% compared to the corresponding prior year period, primarily due to rental rate growth of 2.1% and higher reimbursements for operating expenses. Same-store physical occupancy decreased 40 basis points over last year to 91.8%, and the same-store office portfolio was approximately 92.5% leased as of June 30, 2016.

▪
Retail: 22% of Total NOI - Retail properties' same-store NOI decreased slightly by (0.9%) compared to the corresponding prior year period, primarily due to an increase in real estate taxes stemming from rising property assessment values across the retail portfolio. Rental rates increased 3.2% while same-store physical occupancy decreased by 200 basis points over last year to 92.1%, substantially due to re-tenanted space that has not commenced. The same-store retail portfolio was approximately 94.0% leased as of June 30, 2016.

▪
Multifamily: 25% of Total NOI - Multifamily properties' same-store NOI increased by 5.9% compared to the corresponding prior year period, partly driven by operating expense savings and an absence of the concessions that were offered at select properties last year. Rental rates increased by 20 basis points, while same-store physical occupancy on a square-footage basis increased 50 basis points over last year to 94.8%. The same-store multifamily portfolio was approximately 98.0% leased as of June 30, 2016.

Leasing Activity

During the second quarter, Washington REIT signed commercial leases totaling 74,000 square feet, including 34,000 square feet of new leases and 40,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions and Incentives
New:
Office	28,000	6.1	$39.83	14.5%	$48.19	$31.69
Retail	6,000	8.1	28.13	-2.7%	17.72	15.42
Total	34,000	6.5	37.69	11.8%	42.61	28.71

Renewal:
Office	31,000	4.6	$34.42	14.2%	$4.98	$18.45
Retail	9,000	6.3	41.78	28.3%	—	10.78
Total	40,000	5.0	36.10	17.6%	3.85	16.71

Acquisition Activity

On May 20, 2016, the Company closed the previously announced acquisition of Riverside Apartments, an apartment community in Alexandria, VA, consisting of 1,222 units and potential onsite density to develop approximately 550

Washington Real Estate Investment Trust

additional units, for $244.8 million. Riverside Apartments consists of three,15-story buildings over 28 acres of land located in close proximity to Metro, near the intersection of Route 1 and the Capital Beltway and in the heart of the dynamic Huntington Metro corridor in Fairfax County, Virginia.

Disposition Activity

On May 26, 2016, the Company sold a parcel of land at Dulles Station II in Herndon, Virginia for $12.1 million.

On June 27, 2016, Washington REIT completed the first of two sale transactions of its suburban Maryland office portfolio comprising approximately 692,000 square feet for aggregate sales proceeds of $111.5 million. The first sale transaction included 6110 Executive Boulevard, West Gude Drive, Wayne Plaza and 600 Jefferson Plaza. As previously announced, Washington REIT’s remaining Maryland office assets (51 Monroe and One Central Plaza) are also under contract to be sold. This additional sale is expected to close late in the third quarter of 2016.

Washington REIT recently placed a multifamily asset, Walker House Apartments in Gaithersburg, MD, in the market to complete its planned suburban Maryland asset sales. The Company is also exploring the sale of another legacy suburban office asset.

Capital Update

At the end of April 2016, Washington REIT issued 5.3 million shares through a public offering, which raised gross proceeds before expenses and underwriting costs of approximately $150.0 million.

In the first half of 2016, the Company paid down approximately $166.0 million of secured debt, of which $81.8 million was paid down in the second quarter. The Company is targeting a reduction of secured debt by a total of $266.0 million in 2016.

On July 22, 2016, Washington REIT entered into a seven year $150.0 million unsecured term loan maturing on July 21, 2023 with a deferred draw period of up to six months. The Company expects to draw on the term loan in the fourth quarter or early in January 2017 to refinance maturing secured debt. Washington REIT entered into a forward swap from floating interest rates to a 2.86% all-in fixed interest rate for $150.0 million commencing on March 31, 2017.The term loan fits well on Washington REIT's debt maturity ladder and helps to strengthen its balance sheet. Capital One, National Association and U.S. Bank National Association served as joint lead arrangers and joint bookrunners and are the administrative agent and syndication agent, respectively. The Bank of New York Mellon and Branch Banking and Trust Company also participated.

Earnings Guidance

Management is tightening the 2016 Core FFO guidance range to $1.74 to $1.77 from $1.70 to $1.77 per fully diluted share, raising the mid-point by 2 cents. The following assumptions are incorporated into the tightened guidance range:

•	Same-store NOI growth is projected to be approximately 1%, from a previous range of flat to 1%

•	Same-store office NOI growth is projected to be approximately 1%, from approximately flat previously

•	Same-store multifamily NOI growth is projected to range from 3% to 3.5%, from a previous range of 1% to 2%

•	Same-store retail NOI growth is projected to range from (1.5)% to (1)%, from a previous range of (0.5)% to flat, primarily due to real estate tax increases and the timing of lease commencements

•	Silverline Center is expected to contribute $7.1 to $7.6 million of NOI

•	The Maxwell is expected to contribute $2.5 to $2.7 million of NOI

•
The Company does not currently expect to close further acquisitions in 2016 and plans to complete the suburban Maryland portfolio sale by closing on the contracted sale of 51 Monroe and One Central Plaza, and by selling Walker House, a multifamily asset located in Gaithersburg, MD

•	General and administrative expense is projected to be approximately $19.5 million, excluding any severance expense

•	Interest expense is projected to be approximately $53 to $54 million, from a previous range of $56 to $57 million

Washington Real Estate Investment Trust

Washington REIT's 2016 Core FFO guidance is based on a number of factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

2016 Guidance Reconciliation Table

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2016 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share (a)	$0.64	$0.67
Real estate depreciation and amortization (b)	1.45	1.45
Gain on sale of real estate	(0.33)	(0.33)
All other core adjustments	(0.02)	(0.02)
Core FFO per diluted share	$1.74	$1.77
(a) Only gains on sale of real estate through June 30, 2016 have been included.
(b) Does not include any impact from acquisitions and dispositions for the remainder of the year.

Dividends

On June 30, 2016, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on September 30, 2016 to shareholders of record on September 15, 2016.

Conference Call Information

The Conference Call for Second Quarter Earnings is scheduled for Thursday, July 28, 2016 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until August 11, 2016 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-660-6853
International Toll Number:        1-201-612-7415
Conference ID:                13627546

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 51 properties, totaling approximately 6.5 million square feet of commercial space and 4,480 multifamily units, and land held for development. These 51 properties consist of 21 office properties, 16 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,”

Washington Real Estate Investment Trust

“project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2015 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

Physical Occupancy Levels by Same-Store Properties (i) and All Properties
	Physical Occupancy
	Same-Store Properties		All Properties
	2nd QTR	2nd QTR	2nd QTR	2nd QTR
Segment	2016	2015	2016	2015
Multifamily	94.8%	94.3%	94.4%	91.7%
Office	91.8%	92.2%	87.5%	87.6%
Retail	92.1%	94.1%	92.1%	92.9%

Overall Portfolio	92.7%	93.3%	91.1%	90.0%

(i) A same-store properties include properties that were owned for the entirety of the current reporting period and the prior year, and exclude properties under redevelopment or development and properties purchased or sold at any time during the current reporting period and the prior year. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are excluded same-store properties beginning in the period during which redevelopment or develop activities commence. We consider properties to no longer be under redevelopment or development upon substantial completion of the redevelopment or development activities, and the earlier of achieving 90% occupancy or two years after completion. For Q2 2016 and Q2 2015, same-store properties exclude:

Multifamily Acquisitions: The Wellington and Riverside Apartments;
Multifamily Development: The Maxwell;
Office Redevelopment: Silverline Center and The Army Navy Club Building.

Also excluded from same-store properties in Q2 2016 and Q2 2015 are:

Sold Properties:
Multifamily: Munson Hill Towers;
Office: 6110 Executive Boulevard, Wayne Plaza, 600 Jefferson Plaza and West Gude Drive;
Retail: Montgomery Village Center.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
OPERATING RESULTS	2016	2015	2016	2015
Revenue
Real estate rental revenue	$79,405	$74,226	$156,542	$149,082
Expenses
Real estate expenses	28,175	27,229	56,909	56,437
Depreciation and amortization	25,161	25,503	51,199	50,778
Acquisition costs	1,024	992	1,178	1,008
General and administrative	4,968	4,278	10,479	10,358
Casualty (gain) and real estate impairment loss, net	(676)	5,909	(676)	5,909
	58,652	63,911	119,089	124,490
Other operating income
Gain on sale of real estate	24,112	1,454	24,112	31,731
Real estate operating income	44,865	11,769	61,565	56,323
Other income (expense):
Interest expense	(13,820)	(14,700)	(28,180)	(30,048)
Loss on extinguishment of debt	—	(119)	—	(119)
Other income	83	192	122	384
Income tax benefit (expense)	693	(28)	693	(28)
	(13,044)	(14,655)	(27,365)	(29,811)

Net income (loss)	31,821	(2,886)	34,200	26,512
Less: Net loss attributable to noncontrolling interests in subsidiaries	15	340	20	448
Net income (loss) attributable to the controlling interests	$31,836	$(2,546)	$34,220	$26,960

Net income (loss)	31,821	(2,886)	34,200	26,512
Depreciation and amortization	25,161	25,503	51,199	50,778
Gain on sale of depreciable real estate	(24,112)	—	(24,112)	(30,277)
NAREIT funds from operations(1)	$32,870	$22,617	$61,287	$47,013

Non-cash loss on extinguishment of debt	—	119	—	119
Tenant improvements and incentives	(7,639)	(3,417)	(9,182)	(7,147)
External and internal leasing commissions capitalized	(3,350)	(1,149)	(4,365)	(2,755)
Recurring capital improvements	(1,237)	(737)	(2,145)	(1,426)
Straight-line rents, net	(880)	(538)	(1,563)	(131)
Non-cash fair value interest expense	44	36	86	71
Non real estate depreciation & amortization of debt costs	876	1,123	1,826	2,061
Amortization of lease intangibles, net	853	970	1,796	1,738
Amortization and expensing of restricted share and unit compensation	850	1,195	2,369	3,021
Funds available for distribution(4)	$22,387	$20,219	$50,109	$42,564

Washington Real Estate Investment Trust

		Three Months Ended June 30,		Six Months Ended June 30,
Per share data:		2016	2015	2016	2015
Net income (loss)	(Basic)	$0.44	$(0.04)	$0.49	$0.39
	(Diluted)	$0.44	$(0.04)	$0.49	$0.39
NAREIT funds from operations	(Basic)	$0.46	$0.33	$0.87	$0.69
	(Diluted)	$0.46	$0.33	$0.87	$0.69

Dividends paid		$0.30	$0.30	$0.60	$0.60

Weighted average shares outstanding		71,719	68,176	70,010	68,159
Fully diluted weighted average shares outstanding		71,912	68,176	70,200	68,283
Fully diluted weighted average shares outstanding (for FFO)		71,912	68,375	70,200	68,283

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2016
	(unaudited)	December 31, 2015
Assets
Land	$573,315	$561,256
Income producing property	2,072,166	2,076,541
	2,645,481	2,637,797
Accumulated depreciation and amortization	(613,194)	(692,608)
Net income producing property	2,032,287	1,945,189
Properties under development or held for future development	35,760	36,094
Total real estate held for investment, net	2,068,047	1,981,283
Investment in real estate held for sale, net	41,704	—
Cash and cash equivalents	22,379	23,825
Restricted cash	11,054	13,383
Rents and other receivables, net of allowance for doubtful accounts of $2,010 and $2,297 respectively	58,970	62,890
Prepaid expenses and other assets	99,150	109,787
Other assets related to properties sold or held for sale	5,147	—
Total assets	$2,306,451	$2,191,168

Liabilities
Notes payable	$743,769	$743,181
Mortgage notes payable	252,044	418,052
Lines of credit	269,000	105,000
Accounts payable and other liabilities	52,722	45,367
Dividend payable	—	20,434
Advance rents	10,178	12,744
Tenant security deposits	8,290	9,378
Liabilities related to properties sold or held for sale	2,338	—
Total liabilities	1,338,341	1,354,156

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 73,651 and 68,191 shares issued and outstanding, respectively	737	682
Additional paid-in capital	1,338,101	1,193,298
Distributions in excess of net income	(366,352)	(357,781)
Accumulated other comprehensive loss	(5,609)	(550)
Total shareholders' equity	966,877	835,649

Noncontrolling interests in subsidiaries	1,233	1,363
Total equity	968,110	837,012

Total liabilities and equity	$2,306,451	$2,191,168

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended June 30, 2016	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,398	$22,839	$11,396	$42,633
Add: Net operating income from non-same-store properties(3)	4,293	4,304	—	8,597
Total net operating income(2)	$12,691	$27,143	$11,396	$51,230
Add/(deduct):
Other income				83
Acquisition costs				(1,024)
Interest expense				(13,820)
Depreciation and amortization				(25,161)
General and administrative expenses				(4,968)
Gain on sale of real estate				24,112
Casualty gain and real estate impairment (loss), net				676
Income tax benefit (expense)				693
Net income				31,821
Less: Net loss attributable to noncontrolling interests in subsidiaries				15
Net income attributable to the controlling interests				$31,836

Three months ended June 30, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$7,932	$21,612	$11,497	$41,041
Add: Net operating income from non-same-store properties(3)	726	4,689	541	5,956
Total net operating income(2)	$8,658	$26,301	$12,038	$46,997
Add/(deduct):
Other income				192
Acquisition costs				(992)
Interest expense				(14,700)
Depreciation and amortization				(25,503)
General and administrative expenses				(4,278)
Loss on extinguishment of debt				(119)
Gain on sale of real estate				1,454
Casualty gain and real estate impairment (loss), net				(5,909)
Income tax benefit (expense)				(28)
Net loss				(2,886)
Less: Net loss attributable to noncontrolling interests in subsidiaries				340
Net loss attributable to the controlling interests				$(2,546)

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Six months ended June 30, 2016	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$16,405	$44,620	$22,370	$83,395
Add: Net operating income from non-same-store properties(3)	6,972	9,266	—	16,238
Total net operating income(2)	$23,377	$53,886	$22,370	$99,633
Add/(deduct):
Other income				122
Acquisition costs				(1,178)
Interest expense				(28,180)
Depreciation and amortization				(51,199)
General and administrative expenses				(10,479)
Gain on sale of real estate				24,112
Casualty gain and real estate impairment (loss), net				676
Income tax benefit (expense)				693
Net income				34,200
Less: Net loss attributable to noncontrolling interests in subsidiaries				20
Net income attributable to the controlling interests				$34,220

Six months ended June 30, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$15,773	$43,470	$22,508	$81,751
Add: Net operating income from non-same-store properties(3)	1,637	8,184	1,073	10,894
Total net operating income(2)	$17,410	$51,654	$23,581	$92,645
Add/(deduct):
Other income				384
Acquisition costs				(1,008)
Interest expense				(30,048)
Depreciation and amortization				(50,778)
General and administrative expenses				(10,358)
Loss on extinguishment of debt				(119)
Gain on sale of real estate				31,731
Casualty gain and real estate impairment (loss), net				(5,909)
Income tax benefit (expense)				(28)
Net income				26,512
Less: Net loss attributable to noncontrolling interests in subsidiaries				448
Net income attributable to the controlling interests				$26,960

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended June 30,		Six Months Ended June 30,
		2016	2015	2016	2015
Net income (loss)		$31,821	$(2,886)	$34,200	$26,512
Add/(deduct):
Real estate depreciation and amortization		25,161	25,503	51,199	50,778
Gain on sale of depreciable real estate		(24,112)	—	(24,112)	(30,277)
NAREIT funds from operations(1)		32,870	22,617	61,287	47,013
Add/(deduct):
Casualty (gain) and real estate impairment loss, net		(676)	5,909	(676)	5,909
Acquisition and structuring expenses		1,107	1,264	1,366	1,498
Loss (gain) on sale of non-depreciable real estate		—	(1,454)	—	(1,454)
Loss on extinguishment of debt		—	119	—	119
Severance expense		126	—	586	1,001
Relocation expense		—	26	—	90
Core funds from operations(1)		$33,427	$28,481	$62,563	$54,176

		Three Months Ended June 30,		Six Months Ended June 30,
Per share data:		2016	2015	2016	2015
NAREIT FFO	(Basic)	$0.46	$0.33	$0.87	$0.69
	(Diluted)	$0.46	$0.33	$0.87	$0.69
Core FFO	(Basic)	$0.46	$0.42	$0.89	$0.79
	(Diluted)	$0.46	$0.42	$0.89	$0.79

Weighted average shares outstanding		71,719	68,176	70,010	68,159
Fully diluted weighted average shares outstanding (for FFO)		71,912	68,375	70,200	68,283